Free Writing Prospectus
Filed pursuant to Rule 433
Dated September 8, 2010
Relating to
Preliminary Prospectus Supplement dated September 8, 2010 to
Prospectus dated October 28, 2008
Registration Statement No. 333-154778
Pricing Term Sheet

Issuer:	Goodrich Corporation

Size:	$600,000,000

Security Type:	Senior Note

Maturity:	February 1, 2021

Coupon:	3.60%

Price to Public:	99.788% of face amount

Yield to maturity:	3.625%

Spread to Benchmark Treasury:	T + 100 bps

Benchmark Treasury:	2.625% notes due August 15, 2020

Benchmark Treasury Spot and Yield:	100-00 and 2.625%

Interest Payment Dates:	February 1 and August 1, commencing February 1, 2011

Redemption Provisions:

Make-whole call	At any time before 3 months prior to maturity at a discount rate of Treasury plus 15 basis points

Par call	At any time on or after 3 months prior to maturity

Trade Date:	September 8, 2010

Settlement Date:	September 13, 2010 (T+3)

CUSIP:	382388 AX4

Ratings:	Baa2/BBB+/BBB+

Underwriters:	Banc of America Securities LLC
Citigroup Global Markets Inc.
UBS Securities LLC
Wells Fargo Securities, LLC
BNY Mellon Capital Markets, LLC
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
RBS Securities Inc.
A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling or emailing Banc of America Securities LLC at 1 (800) 294-1322 or dg.prospectus_distribution@bofasecurities.com, Citigroup Global Markets Inc. at 1 (877) 858-5407 or batprospectusdept@citigroup.com, UBS Securities LLC at 1 (877) 827-6444, ext. 561-3884 or Wells Fargo Securities, LLC at 1 (800) 326-5897 or prospectus.specialrequests@wachovia.com.